Mechanical Technology, Incorporated Announces

Approval to Uplist to The Nasdaq Capital Market

Trading Expected to Begin on Tuesday, March 23

ALBANY, N.Y., March 22, 2021 /PRNewswire/ - Mechanical Technology, Incorporated ("MTI" or the "Company"), (OTCQB: MKTY), the parent company of MTI Instruments, Inc. ("MTI Instruments") and EcoChain, Inc. ("EcoChain"), announced today that the Company's common stock has been approved for listing on The Nasdaq Capital Market. Trading on The Nasdaq Capital Market is expected to begin at the opening of trading on Tuesday, March 23rd under the Company's existing ticker symbol "MKTY". The Company's common stock will continue to trade on the OTC Markets quotation system on the OTCQB Venture Market until trading commences on The Nasdaq Capital Market.

"Uplisting to The Nasdaq Capital Market is an important milestone in MTI's lifecycle as we continue to execute on our initiatives to build long term shareholder value," said Michael Toporek, CEO of MTI. "The uplisting will increase our visibility in the marketplace and ideally improve the trading liquidity of our common stock, as well as expand our institutional shareholder base, as we continue to execute and build on our positive momentum. This uplisting is a direct result of all the groundwork we have laid and a testament to the hard work from our team and partners. With our uplisting goal achieved, we believe that we are well positioned to continue to optimize the Company's return on invested capital as our growth strategy progresses."

About MTI

MTI is the parent company of MTI Instruments, Inc. and EcoChain, Inc. Through MTI Instruments, MTI is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real world applications in numerous industries, including manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. Through EcoChain, MTI is developing cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. For more information about MTI, please visit https://www.mechtech.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact Information:

Jess Olszowy

jolszowy@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com

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